Free Writing Prospectus Filed Pursuant to Rule 433
(Related to Preliminary Prospectus Supplement Dated May 18, 2009)
Registration No. 333-159303
May 18, 2009

Pricing Term Sheet

Kellogg Company

$750,000,000 4.450% Notes due 2016

Issuer:	Kellogg Company
Size:	$750,000,000
Maturity:	May 30, 2016
Coupon (Interest Rate):	4.450%
Yield to Maturity:	4.494%
Spread to Benchmark Treasury:	+180 bps
Benchmark Treasury:	2.625% due April 30, 2016
Benchmark Treasury Yield:	2.694%
Interest Payment Dates:	May 30 and November 30, commencing November 30, 2009
Make-whole Call:	At any time at a discount rate of Treasury plus 30 basis points
Price to Public:	99.736%
Trade Date:	May 18, 2009
Settlement Date:	May 21, 2009
CUSIP:	487836BB3
Anticipated Ratings:	A3 (Moody’s Investors Service Inc.) BBB+ (Standard & Poor’s Ratings Services) A− (Fitch Ratings)
Joint Book-Running Managers:	J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc.
Co-Managers:	BNP Paribas Securities Corp., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., Ramirez & Company, Inc., The Williams Capital Group, L.P.

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Deutsche Bank Securities Inc. toll-free at 800-503-4611 or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

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